Ategrity Specialty Insurance Pre-Announces Record Second Quarter 2026 Results; Appoints Neil Adler Chief Financial Officer
NEW YORK, NY – July 10, 2026 – Ategrity Specialty Insurance Company Holdings (NYSE: ASIC) today announced preliminary financial results for the second quarter ended June 30, 2026, which exceeded the Company's previously communicated outlook and current analyst consensus expectations.
For the second quarter ended June 30, 2026, Ategrity expects to report:
•Record gross written premiums of more than $205 million, representing growth exceeding 22% year-over-year and accelerated market share gains relative to E&S stamping office benchmarks.
•Combined ratio below 87%, outperforming the Company’s previously communicated guidance.
•Record diluted earnings per share of more than $0.60, exceeding current analyst consensus expectations of $0.47 per diluted share, with net income attributable to stockholders growing more than 75% year-over-year.
"We are pleased to have delivered another quarter of record production, underwriting profitability and earnings during a quarter in which industry growth remained challenged," said Justin Cohen, Chief Executive Officer. "Our results reflect the strength of our differentiated underwriting platform, the scalability of our operating model and our ability to take market share while expanding profitability."
“Our team delivered record gross written premium while maintaining our technical underwriting standards, and our underwriting results continue to develop favorably,” said Chris Schenk, President and Chief Underwriting Officer. “Growth was broad-based, with greater than 20% growth in both property and casualty lines. Our established strategies and products continued to make exceptional contributions, while newer initiatives, including our New England strategy and recently launched products, began contributing meaningfully. We also benefited from an intensified market focus on terms and conditions, particularly in the middle-market segment. Our strategy is to provide insureds with the coverage they need at fair, technically sound rates. As insureds demonstrate a renewed willingness to pay for coverage certainty, we are profitably taking market share.”
Separately, the Company today announced the appointment of Neil Adler as Chief Financial Officer, effective July 9, 2026. Mr. Adler will report to Chief Executive Officer Justin Cohen and lead the Company's finance organization.
"I am pleased that Neil has agreed to join Ategrity," said Mr. Cohen. "Neil combines strong financial discipline with a deep understanding of our business and operating model. Having worked closely with him for the past seven years, I have seen firsthand his ability to build scalable financial processes, optimize capital allocation and support profitable growth. Neil has been a trusted advisor to Ategrity since our founding in 2018, and I am confident he is the right leader to help us execute our next phase of growth as we continue to scale our platform."
Mr. Adler said, "Ategrity has built a differentiated underwriting platform and an exceptional track record of disciplined, profitable growth. Having worked alongside the Company since its formation, I am excited to join the leadership team and help further strengthen our financial capabilities, support disciplined capital management and create long-term value for our shareholders. I look forward to partnering with Justin, Chris and the rest of our leadership team as we continue building a premier specialty insurance platform."
Mr. Adler brings more than a decade of finance and accounting experience to Ategrity. Since January 2026, he has served as Chief Financial Officer of Zimmer Financial Services Group. Mr. Adler has also served as Chief Financial Officer of Zimmer Partners since August 2025, and previously served as Controller and Director of Accounting & Operations. Mr. Adler began his career at Deloitte.
Mr. Adler succeeds Neelam Patel as Chief Financial Officer following our non-renewal of her employment agreement upon its scheduled expiration.
Mr. Cohen said, “We thank Neelam for her contributions to Ategrity over the past several years. Her leadership helped strengthen our finance organization and prepare Ategrity for its successful transition to the public markets. We wish her continued success in her future endeavors.”
The preliminary financial information included in this release is based on management's current estimates and remains subject to the completion of the Company's customary quarter-end closing procedures and review.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify forward-looking statements in this press release by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could.” These forward-looking statements include, among others, statements relating to our expected financial results for the second quarter of 2026, including expected gross written premiums, diluted earnings per share, combined ratio and net income attributable to stockholders. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this press release as a result of various factors, including, among others: the risks and uncertainties discussed under the caption “Risk Factors” in our 2025 Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2026. Accordingly, you should read this press release completely and with the understanding that our actual future results may be materially different from what we expect.
Forward-looking statements speak only as of the date of this press release. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events, or otherwise. You should not place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.